UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 6, 2013
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260
Atlanta, Georgia 30328
(Address of principal executive offices)

(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, Beazer Homes USA, Inc. (the “Company”) is party to a Section 382 Rights Agreement (the “Old Rights Agreement”) dated November 12, 2010 between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent”). The Old Rights Agreement expires according to its terms on November 12, 2013.
On December 4, 2012, the Company’s Board of Directors approved the adoption and execution of a new Section 382 Rights Agreement (the “New Rights Agreement”), to become effective at the close of business on November 12, 2013, in an effort to continue to protect stockholder value by preserving the Company’s ability to use its net operating loss carryforwards (“NOLs”). As previously reported, the New Rights Agreement was approved by a vote of the Company’s stockholders at the annual meeting of stockholders held on February 1, 2013.
On November 6, 2013, the Company and the Rights Agent executed the New Rights Agreement. Like the Old Rights Agreement, the New Rights Agreement is intended to act as a deterrent to any person (an “Acquiring Person”) acquiring (together with all affiliates and associates of such person) beneficial ownership of 4.95% or more of the Company’s outstanding common shares within the meaning of Section 382 of the Internal Revenue Code, as amended, and applicable Treasury Regulations (“Section 382”), other than pursuant to a Qualified Offer or with the approval of the Company’s Board of Directors. Stockholders who beneficially own 4.95% or more of the Company’s outstanding common shares as of the close of business on the effective date of the New Rights Agreement will not qualify as an Acquiring Person so long as they are not at that time considered an Acquiring Person under the Rights Agreement and do not acquire any additional common shares at a time when they still beneficially own 4.95% or more of the outstanding common shares.
A “Qualified Offer” generally means (i) a tender offer or exchange offer for all of the Company’s outstanding common shares at the same per-share consideration, (ii) an offer that has commenced under applicable law, (iii) an offer that includes a non-waivable condition requiring at least a majority of the Company’s outstanding common shares to be tendered and not withdrawn, (iv) an offer pursuant to which the offeror has announced that it intends to promptly consummate a second step transaction whereby all common shares not tendered into the offer will be acquired using the same form and amount of consideration per share actually paid pursuant to the offer, (v) an offer that remains open for not less than 60 days and (vi) an offer at a per-share consideration, and on such other terms and conditions, that in each case are adequate and fair as determined by the Board of Directors.
The Rights. On December 4, 2012, the Board of Directors authorized the issuance of one right (a “Right”) per outstanding common share payable upon the effectiveness of the New Rights Agreement to the Company’s stockholders of record as of November 12, 2013. Subject to the terms, provisions and conditions of the New Rights Agreement, if the Rights become exercisable, each Right would initially represent the right to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”), for a purchase price of $50.00 per Right (the “Purchase Price”). If issued, each fractional Series A Preferred Share would give the stockholder approximately the same dividend, voting and liquidation rights as does one common share. However, prior to exercise, a Right does not give its holder any rights as a stockholder of the Company, including any dividend, voting or liquidation rights.
Initial Exercisability. The Rights are not exercisable until the earlier of (i) ten days after a public announcement that a person has become an Acquiring Person and (ii) ten business days (or such later date as may be determined by the Board of Directors) after the commencement of a tender or exchange offer by or on behalf of a person that, if completed, would result in such person becoming an Acquiring Person. The date that the Rights become exercisable under the New Rights Agreement is referred to as the “Distribution Date.”

Until the Distribution Date, the Company’s common share certificates or the ownership statements issued with respect to uncertificated common shares will evidence the Rights and will contain a notation to that effect. Any transfer of common shares prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, separate Rights certificates will be issued, and the Rights may be transferred apart from the transfer of the underlying common shares, unless and until the Company’s Board of Directors has determined to effect an exchange pursuant to the New Rights Agreement (as described below).
“Flip-In” Event. In the event that a person becomes an Acquiring Person, each holder of a Right, other than Rights that are or, under certain circumstances, were beneficially owned by the Acquiring Person (which will thereupon become void), will from and after the Distribution Date, have the right to receive, upon exercise of a Right and payment of the Purchase Price, a number of common shares having a market value of two times the Purchase Price. However, Rights are not exercisable following the occurrence of a person becoming an Acquiring Person until such time as the Rights are no longer redeemable by the Company (as described below).
Exempted Persons and Exempted Transactions. The Board of Directors recognizes that there may be instances when an acquisition of the Company’s common shares that would cause a stockholder to become an Acquiring Person may not jeopardize or endanger in any material respect the availability of the NOLs to the Company. Accordingly, the New Rights Agreement grants discretion to the Board of Directors to designate a person as an “Exempted Person” or to designate a transaction involving the Company’s common shares as an “Exempted Transaction.” An “Exempted Person” cannot become an Acquiring Person and an “Exempted Transaction” cannot result in a person becoming an Acquiring Person. The Board of Directors can revoke an “Exempted Person” designation if it subsequently makes a contrary determination regarding whether a person jeopardizes or endangers in any material respect the availability of the NOLs to the Company.
Redemption. At any time until ten calendar days following the first date of public announcement that a person has become an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the Right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.
Exchange. At any time after a person becomes an Acquiring Person and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common shares, the Board of Directors may exchange the Rights (other than Rights that have become void), in whole or in part, at an exchange ratio of one common share, or a fractional Series A Preferred Share (or of a share of a similar class or series of the Company’s preferred shares having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment). Immediately upon an exchange of any Rights, the right to exercise such Rights will terminate and the only right of the holders of Rights will be to receive the number of common shares (or fractional Series A Preferred Share or of a share of a similar class or series of the Company’s preferred shares having similar rights, preferences and privileges) equal to the number of such Rights held by such holder multiplied by the exchange ratio.
Expiration. The New Rights Agreement will expire on the earliest of the following:

•	the close of business on November 12, 2016;

•	the redemption of the Rights;

•	the exchange of the Rights;

•
the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that the New Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits; and

•	the close of business on the first day of a taxable year to which the Board of Directors determines that no tax benefits may be carried forward.
Anti-Dilution Provisions. The Board of Directors may adjust the Purchase Price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a share dividend, a share split or a reclassification of the Series A Preferred Shares or of the Company’s common shares. With certain exceptions, no adjustments to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.
Amendments. Prior to the Distribution Date, the Board of Directors may supplement or amend any provision of the New Rights Agreement in any respect without the approval of the holders of the Rights. From and after the Distribution Date, no amendment can adversely affect the interests of the holders of the Rights.
A copy of the New Rights Agreement is attached hereto as Exhibit 4.1. The foregoing summary of the New Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the New Rights Agreement, which is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.

Please see the disclosures set forth under “Item 1.01 Entry into a Material Definitive Agreement” and “Item 5.03 Amendment of Articles of Incorporation or Bylaws,” which are incorporated by reference into this Item 3.03.

Item 5.03. Amendment of Articles of Incorporation or Bylaws.

As previously disclosed, on February 3, 2011, the Company filed with the Delaware Secretary of State a Certificate of Amendment to its Amended and Restated Certificate of Incorporation that generally operates to prevent or cancel a transfer of the Company’s common stock if the effect would be to (i) increase the ownership of the Company’s common stock by any person from less than 4.95% to 4.95% or more; or (ii) increase the percentage of the Company’s common stock owned by a person owning 4.95% or more of the Company’s common stock (the “Protective Amendment”). The Protective Amendment is summarized in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2011. The Protective Amendment is scheduled to expire on November 12, 2013.
As previously disclosed, at the Company’s annual meeting of stockholders held on February 1, 2013, the stockholders approved the further amendment of the Company’s Amended and Restated Certificate of Incorporation for the purpose of extending the expiration date of the Protective Amendment to November 12, 2016 (the “Protective Amendment Extension”).
On November 6, 2013 the Company filed with the Delaware Secretary of State a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the Protective Amendment Extension. The Protective Amendment Extension will become effective on November 12, 2013.
A copy of the Certificate of Amendment, dated November 6, 2013, is attached hereto as Exhibit 3.1. The foregoing summary of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

3.1	Certificate of Amendment, dated November 6, 2013, to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.
4.1	Section 382 Rights Agreement, dated as of November 6, 2013, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: November 7, 2013

BEAZER HOMES USA, INC.

By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

3.1	Certificate of Amendment, dated November 6, 2013, to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.
4.1	Section 382 Rights Agreement, dated as of November 6, 2013, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.